Exhibit 3.3

CERTIFICATE OF AMENDMENT NO. 2

OF

CERTIFICATE OF INCORPORATION

OF

GREEN FIELD ENERGY SERVICES, INC.

Green Field Energy Services, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

1. The Certificate of Incorporation of the corporation (the “Certificate of Incorporation”) is hereby amended by this Certificate of Amendment No. 2 of Certificate of Incorporation of Green Field Energy Services, Inc. as follows:

Article FOURTH of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following:

“FOURTH. The aggregate number of shares of capital stock that the corporation shall have authority to issue is 2,150,000 of which 2,000,000 shares shall be common stock, par value $0.01 per share (the “Common Stock”), and 150,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”).

Subject to the rights of any holders of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

The designations, powers, preferences, rights and qualifications, limitations or restrictions of the Common Stock and Preferred Stock are as follows:

(A) Common Stock.

(1) Each holder of Common Stock shall have one vote in respect of each share of such stock held of record by such stockholder. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(2) Subject to the rights of the holders of any series of Preferred Stock, such dividends, if any, as may be determined by the Board of Directors may be declared by the Board of Directors and paid from time to time to the holders of the Common Stock.

(3) Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, all assets legally available for distribution to stockholders shall be divided and distributed among the holders of the Common Stock ratably according to the number of shares of Common Stock held.

(4) Effective upon the filing of the Certificate of Amendment of Certificate of Incorporation of the corporation, filed with the Secretary of State of the State of Delaware on November 14, 2011 (“Amendment No. 1”), each share of the corporation’s Common Stock issued and outstanding immediately prior to such time, were automatically reclassified as and became 1,400 shares of Common Stock (the “Stock Split”). All certificates representing shares of Common Stock issued and outstanding immediately prior to such time immediately after the filing of Amendment No. 1 represented instead the number of shares of Common Stock as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of Amendment No. 1.

(B) Preferred Stock.

(1) Shares of Preferred Stock, including fractional shares thereof, may be issued from time to time in one or more series and with such designations for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of such series by the Board of Directors. The Board of Directors in any such resolution or resolutions is expressly authorized to state and express for each such series:

(i) the number of shares constituting such series and any increase or decrease (but not below the number of shares of such series then outstanding) in the number of shares of any series subsequent to the original issue of shares of that series;

(ii) the voting powers, if any, of stock of such series;

(iii) the rate and time at which, and the terms and conditions upon which, dividends, if any, on such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, and whether such dividends shall be cumulative or non-cumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

(iv) whether such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, such series may be redeemed;

(v) the rights, if any, of the holders of stock of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(vi) the terms of the sinking fund or redemption or purchase account, if any, to be provided for such series;

(vii) the right, if any, of the holders of such series to convert shares of the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the corporation and the terms and conditions of such conversion or exchange; and

(viii) any other designations, powers, preferences, limitations and relative rights thereof, so far as they are not inconsistent with the provisions of this Certificate and to the full extent now or hereafter permitted by the laws of Delaware.”

2. The foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

3. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows.]

IN WITNESS WHEREOF, Green Field Energy Services, Inc. has caused this Certificate of Amendment No. 2 to be signed by an authorized officer thereof, this 24 day of October, 2012.

Green Field Energy Services, Inc.

By:	Michel B. Moreno
Title:	Chief Executive Officer

[Signature page to Amendment No. 2 to Certificate of Incorporation]